AMENDMENT


         Amendment made as of May 16, 2001 to that certain Master Custody Agreement dated as of February 16, 1996, as thereafter amended, between each of the investment companies listed on Schedule 1 hereto (each, a "Fund") and The Bank of New York ("Custodian") (such Master Custody Agreement hereinafter referred to as the "Custody Agreement").


                              W I T N E S S E T H :


         WHEREAS, Rule 17f-7 under the Investment Company Act of 1940, as amended (the "Rule"), was adopted on June 12, 2000 by the Securities and Exchange Commission;

         WHEREAS, the Fund and Custodian desire to amend the Custody Agreement to conform with the Rule;

         NOW, THEREFORE, the Fund and Custodian hereby agree as follows:

         A. The following new Article is hereby added to the Custody Agreement:

                              Foreign Depositories

1. As used in this Article, the term "Foreign Depository" shall mean (a) Euroclear, (b) Clearstream Banking, societe anonyme, (c) each Eligible Securities Depository as defined in Rule 17f-7 under the Investment Company Act of 1940, as amended (the "Rule"), identified by Custodian to the Fund or its investment adviser(s) ("Adviser") from time to time, and (d) the respective successors and nominees of the foregoing.

2. Notwithstanding any other provision in this Agreement, the Fund hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed upon any delivery of a Certificate or any giving of Oral Instructions, Instructions, or Written Instructions, as the case may be, that the Fund or its Adviser has determined that the custody arrangements of each Foreign Depository provide reasonable safeguards against the custody risks associated with maintaining assets with such Foreign Depository within the meaning of the Rule.

3. With respect to each Foreign Depository, Custodian shall exercise reasonable care, prudence, and diligence such as a person having responsibility for the safekeeping of the Fund's Foreign Assets (as defined in the Rule) would exercise: (i) to provide the Fund or Adviser with an analysis of the custody risks associated with maintaining assets with the Foreign Depository, and (ii) to monitor such custody risks on a continuing basis and promptly notify the Fund or Adviser of any material change in such risks. The Fund acknowledges and agrees that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from Subcustodians or through publicly available information otherwise obtained by Custodian, and shall not include any evaluation of Country Risks. As used herein the term "Country Risks" shall mean with respect to any Foreign Depository: (a) the financial infrastructure of the country in which it is organized, (b) such country's prevailing settlement practices, (c) nationalization, expropriation or other governmental actions, (d) such country's regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations or fluctuations, and (f) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

         B. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, shall, together, constitute only one amendment.


         IN WITNESS WHEREOF, the Fund and Custodian have caused this Amendment to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.




                                            EACH INVESTMENT COMPANY LISTED ON
                                            SCHEDULE 1 HERETO




                                            By: /s/ Murray L. Simpson

                                            Title:   Vice President

                                            Tax Identification No:




                                            THE BANK OF NEW YORK




                                            By:   /s/ Ira R. Rosner

                                            Title:    Ira R. Rosner
                                                      Vice President